As filed with the Securities and Exchange Commission on March 24, 2006.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MC SHIPPING INC.
(Exact name of issuer as specified in its charter)

Liberia	98-0101881
(State of Incorporation)	(I.R.S. Employer Identification No.)

Richmond House, 12 Par-la-ville Road, Hamilton HM CX, Bermuda
441-295-7933
(Address and telephone number of principal executive offices)

MC Shipping Inc. 2001 Stock Option Plan
(Full Title of the Plans)

John Blankley
10 Doverton Drive, Greenwich, CT 06831
203-416-5811
(Name, address and telephone number of agent for service)

Please address a copy of all communications to:

Dominique Sergent
Chief Financial Officer, Vice President and Treasurer
MC Shipping Inc.
24, avenue de Fontvieille
98000 Monaco
+ (377) 9205 9404

and

Joy K. Gallup, Esq.
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5211

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.01 per share)	357,996 shares (2)	$11.21 (3)	$4,015,204	$430

(1)  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)  Represents (i) 186,398 shares of common stock issuable upon exercise of options issued and available to be issued under the 2001 Stock Option Plan and (ii) 171,598 shares of common stock for resale by certain current and former employees.
(3)  Computed in accordance with Rule 457(h) of the Securities Act, solely for purposes of calculating the registration fee based on the exercise price of $9.228 for the 186,398 shares underlying the outstanding options and, for the remaining 171,598 shares, by averaging the high and low sales prices of MC Shipping Inc. common stock as reported by the American Stock Exchange on March 20, 2006.

EXPLANATORY NOTE

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register 357,996 shares of common stock of MC Shipping Inc. (“MC Shipping,” the “Registrant,” “we,” “us” or “our”).

Of the shares to be registered pursuant to this Registration Statement, 186,398 have been reserved for issuance pursuant to the terms of MC Shipping’s 2001 Stock Option Plan (the “Plan”).

This Registration Statement also registers the reoffer and resale, as permitted by Form S-8 General Instruction C and Rule 429 of the Securities Act, of up to 357,996 shares of common stock of MC Shipping, of which 171,598 shares of common stock have been issued under the Plan prior to, or are issuable after, the filing of this Registration Statement to certain current and former employees named herein (the “Selling Shareholders”).

This Registration Statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 of the Securities Act. The second part contains information required in this Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

The documents containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses, or prospectus supplements pursuant to Rule 424 of the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

The Registrant will, upon written or oral request, provide without charge to any persons to whom the prospectuses relating to this Registration Statement are delivered, a copy of any and all of the information which has been incorporated by reference in such prospectuses and this Registration Statement (pursuant to Item 3 of Part II hereof). Such requests should be directed to the Secretary, MC Shipping Inc., 24, avenue de Fontvieille, 98000 Monaco (telephone: + (377) 9205 9404).

REOFFER PROSPECTUS

MC SHIPPING INC.

357,996 SHARES OF COMMON STOCK

This prospectus relates to up to 357,996 shares of common stock, par value $.01 per share, of MC Shipping Inc. which may be offered or sold from time to time by the Selling Shareholders. These shares of common stock are issued or issuable upon exercise of stock options held by the Selling Shareholders pursuant to the Plan.

The price at which a Selling Shareholder may sell any shares of common stock will be determined by the prevailing market price for such shares or through a privately negotiated transaction. We will receive no part of the proceeds of any sale of such shares made hereunder. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by that Selling Shareholder.

Our common stock is traded on the American Stock Exchange under the symbol “MCX”. On March 20, 2006, the last reported sale price of our common stock on the American Stock Exchange was $13.45 per share.

The mailing address of our principal executive offices is Richmond House, 12 Par-la-ville Road, Hamilton HM CX, Bermuda, and our telephone number is (441) 295-7933.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 5.

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any Selling Shareholder or any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

This prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2006.

MC SHIPPING INC.

MC Shipping was incorporated on March 17, 1989, in the Republic of Liberia.

Since its founding, the Registrant has been engaged in the business of investing in, owning and operating second-hand vessels. As of December 31, 2005, the Registrant's fleet included nine liquid petroleum gas ("LPG") carriers and two multipurpose seariver vessels. Each of the Registrant’s vessels is owned by a separate wholly owned subsidiary of the Registrant. In addition, the Registrant has a 25.8% percent interest in four containerships and a 50% participation in an additional LPG carrier;

An LPG carrier is designed to carry petroleum gases used primarily as low pollution fuels and as feedstock in the petrochemical and fertilizer industries. A containership is a vessel designed exclusively to carry containers. A multipurpose seariver vessel is a small vessel capable of carrying general cargo and/or bulk cargo both on rivers and at sea.

The Registrant generally employs its vessels on time charter, bareboat charter or spot charter. With time charters, the Registrant receives a fixed charterhire per on-hire day and is responsible for meeting all the operating expenses of the vessels, such as crew costs, voyage expenses, insurance, repairs and maintenance. In the case of bareboat charters, the Registrant receives a fixed charterhire per day for the vessel and the charterer is responsible for all the costs associated with the vessel's operation during the bareboat charter period. In the case of voyage charters, the vessel is contracted only for a voyage between two ports: the Registrant is paid for the tonnage transported and pays all voyage costs.

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and in our annual reports on Forms 10-K when you evaluate our business.

Risks Related to the Shipping Industry

Our business is subject to the general volatility of the shipping market. The shipping industry is subject to cyclical fluctuations in charter rates and vessel values based on changes in supply and demand. The industry has been experiencing volatility in profitability, vessel values and charter rates resulting from changes in the supply of, and demand for, shipping capacity. The demand for ships is influenced by, among other factors, global and regional economic conditions, developments in international trade, changes in seaborne and other transportation patterns, weather patterns, crop yields, armed conflicts, port congestion, canal closures, political developments, conflicts, embargoes and strikes. The demand for ships is also influenced by, among other things, the demand for consumer goods and perishable foodstuffs, dry bulk commodities, crude oil and oil products. Demand for such products is affected by, among other things, general economic conditions, commodity prices, environmental concerns, weather and competition from alternative fuels. The supply of shipping capacity is a function of the delivery of new vessels and the number of older vessels scrapped, converted to other uses, reactivated or lost. Such supply may be affected by regulation of maritime transportation practices by governmental and international authorities. All of these factors which affect the supply of and demand for vessel capacity are beyond the control of the Registrant. In addition, the nature, timing and degree of changes in the shipping markets, in which the Registrant operates, as well as future charter rates and values of its vessels, are not readily predictable.

Our business is subject to significant environmental and other regulations. The operation of vessels is affected by extensive and changing environmental protection and other laws and regulations, compliance with which may entail significant expense, including expenses for ship modifications and changes in operating procedures. Such expense could have a material adverse effect on the Registrant at any time.

Our business is subject to government regulation which may increase our costs and potential liabilities, including for the failure to obtain required permits, licenses and certificates and the failure to keep up with changing regulations. The shipping business is materially affected by government regulation in the form of international conventions, national, state or local laws and regulations, and laws and regulations of the flag nations of its vessels, including laws relating to the discharge of materials into the environment. Because such conventions, laws and regulations are often revised, the Registrant is unable to predict the ultimate costs of complying with such conventions, laws and regulations. Under certain regulations, a vessel owner may be liable for property and environmental damages and all of its assets could be subject to claim for such damages. Moreover, in certain jurisdictions, under the "sister ship" doctrine, all of the affiliates in a fleet of ships may be liable for damages caused by, or debts incurred with respect to, a ship owned by one affiliate, and the ships and other assets of all the affiliates may be subject to attachments.

Risks Related to MC Shipping’s Operations

Our vessels may be subject to catastrophic loss, which our insurance may be insufficient to cover. The business of the Registrant is affected by the risks of mechanical failure of the Registrant’s vessels, collisions, property losses to the vessels, cargo loss or damage, and business interruption due to political action in foreign countries and labor strikes. In addition, the operation of any ocean-going vessel entails an inherent risk of catastrophic marine disaster. The Registrant maintains Hull and Machinery Insurance, War Risk Insurance, Protection and Indemnity Insurance, Freight Demurrage and Defense Insurance and Loss of Earnings Insurance on its vessels consistent with industry practice. The Registrant maintains total or constructive total loss coverage for each of its vessels. The insurance underwriters may require that additional premiums be paid for Hull and Machinery and War Risk Insurance prior to any vessels entering certain geographical areas subject to unstable political or military conditions. Although the Registrant has had no difficulty in obtaining such insurance for its vessels, there can be no assurance that the Registrant will be able to continue to procure sufficient amounts of insurance at commercially reasonable rates to cover the repair and replacement cost of any vessel which is damaged or destroyed, loss of earnings on a vessel or the Registrant’s liability in the event of a catastrophic marine or ecological disaster. Further, the Registrant cannot guarantee that any particular claim will be paid.

There may be risks associated with the purchase and operation of second hand vessels. The economic useful lives of most gas carriers are generally estimated to be approximately 30 years, depending on market conditions, the type of cargo being carried and the level of maintenance. Second-hand vessels carry no warranties from sellers or manufacturers. In general, expenditures necessary to maintain a vessel in good operating condition increase with the age of the vessel. Second-hand vessels may develop unexpected mechanical and operational problems despite adherence to regular survey schedules and proper maintenance. Changes in governmental regulations and safety standards may require expenditures for alterations. The Registrant’s vessels range from 10 to 30 years old. There can be no assurance that market conditions will justify the level of expenditures necessary to maintain such vessels, to comply with applicable regulations, to enable the Registrant to operate such vessels profitably during the remainder of such vessels’ useful lives or to sell such vessels at prices approaching or in excess of the book value. Therefore, the Registrant’s future operating results could be negatively affected if some of its vessels do not perform as expected.

We may face unexpected repair costs for our vessels. Repairs and maintenance costs are difficult to predict with certainty and may be substantial.  Many of these expenses are not covered by the Registrant’s insurance.  Large repair expenses could decrease the Registrant’s cash flow and profitability and reduce its liquidity.

Our revenues may be adversely affected if we do not successfully employ our vessels at attractive rates. The Registrant’s vessels are currently chartered for periods ranging from three to fifty-one months. Upon the termination of such charters, the Registrant may seek to sell one or more of its vessels, enter into medium- to long-term charters or trade such vessels in the spot market. If the Registrant decides to recharter the vessels, there can be no assurance that it will be able to enter into charters for periods and at rates of hire that will be sufficient to enable the Registrant’s vessels to be operated profitably.

We are dependent upon a few significant charterers and the loss of any one could have a material adverse affect on our results of operations. The Registrant has derived and is expected to continue to derive, a significant portion of its revenues from a limited number of charterers. In 2005, revenues from three charterers amounted to $12,481,360, $9,731,326 and $9,052,303 respectively representing 35.3%, 27.5% and 25.6% of total revenues. In 2004, revenues from three charterers amounted to $12,202,388, $8,817,095 and $8,281,170 respectively representing 38.3%, 27.6% and 26.0% of total revenues from charterhires. In 2003, revenues from four charterers amounted to $12,811,153, $7,716,061, $7,605,471 and $4,692,500 respectively representing 35.8%, 21.6%, 21.2% and 13.1% of total revenues. The insolvency of any of these charterers or the failure by any charterer to meet its charter obligations would likely require the Registrant to seek alternate employment for its vessels and might have a material adverse impact on the Registrant. In addition, the loss of any of these charterers as a customer or a significant decrease in the amount of business it transacts with the Registrant could materially adversely affect the Registrant’s revenues, cash flows and profitability.

There may be risks associated with our operations outside the United States. The Registrant’s operations are conducted worldwide, and may be affected by changing economic, political and social conditions in the countries where the Registrant is engaged in business or where the Registrant’s vessels are registered or flagged. In particular, the Registrant’s operations may be affected by war, expropriation of vessels, the imposition of taxes, increase regulation or other circumstances, and as a consequence the Registrant may incur higher costs, its assets may be impaired or its operations may be curtailed.

Our operating performance may be materially affected by competition. Competition in the operation of containerships and LPG carriers is intense. A few large and experienced operators, with greater financial resources than those of the Registrant, dominate the LPG and containership sectors, particularly in the larger ship segments, and there is no assurance that the Registrant will be able to compete successfully with other shipping firms.

Related party transactions may materially affect our business. Certain of the directors and executive officers of the Registrant are involved in outside business activities similar to those conducted by the Registrant. As a result of such affiliations, such persons may experience conflicts of interest in connection with the selection, purchase, operation and sale of the Registrant’s vessels and those of other entities affiliated with such persons.

Our business exposes us to unpredictable contingent liabilities. Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Registrant’s vessels.

If we default under any of our loan agreements, we could forfeit our rights in our vessels and their charters. The Registrant has pledged all of its vessels and related collateral as security to the lenders under its loan agreements.  Default under any of these loan agreements, if not waived or modified, would permit the lenders to foreclose on the mortgages over the vessels and the related collateral, and the Registrant could lose its rights in the vessels and their charters.

Risks Related to MC Shipping’s Common Stock

You may not be able to sell your common stock when you want to and, if you do, you may not be able to receive the price that you want. Although our common stock trades on the American Stock Exchange, we do not know if an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. Since the beginning of fiscal 2005, the reported closing prices for our common stock have ranged from a high of $15.82 to a low of $3.55. In addition, the stock markets in general, including the American Stock Exchange, have experienced extreme price and trading volume fluctuations. These fluctuations have resulted in volatility in the market prices of securities that has often been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common stock. Further, possible additional issuances could significantly increase the number of shares of our common stock outstanding, and could result in a decline in the market price of our common stock. Therefore, you may not be able to sell our common stock when you want and, if you do, you may not receive the price you want.

We cannot assure you that we will pay any dividends. In March 2005, the Registrant’s board of directors initiated a cash dividend policy. The timing and amount of dividends, if any, could be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  Maintaining the dividend policy will depend on the Registrant’s cash earnings, financial condition and cash requirements and could be affected by factors, including the loss of a vessel, required capital expenditures, reserves established by the board of directors, increased or unanticipated expenses, additional borrowings or future issuances of securities, which may be beyond the Registrant’s control.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any shares of our common stock by the Selling Shareholders pursuant to this prospectus. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Shareholders.

SELLING SHAREHOLDERS

The shares of common stock to which this prospectus relates may be offered or sold from time to time by the Selling Shareholders. A first grant of 163,655 stock options, a second grant of 100,000 stock options and a third grant of 186,398 stock options were granted to such Selling Shareholders pursuant to the Plan by the compensation committee of our board of directors on June 20, 2001, September 17, 2004 and June 14, 2005, respectively.

The following table sets forth certain information as to the beneficial ownership of MC Shipping’s common stock as of March 7, 2006 for each Selling Shareholder.

Name of Selling Shareholder (1)	Office/Position of Selling Shareholder	Number of Shares Beneficially Owned Prior to Sale (2)	Maximum Number of Shares Eligible To Be Sold (3)	Number of Shares Beneficially Owned After Sale (4)	Percentage of Shares Beneficially Owned After Sale
Antony Crawford	CEO and President	157,000	157,000(5)	0	1.8%
Graham Pimblett	COO	56,968	56,968(6)	0	*
Dominique Sergent	CFO, Vice President and Treasurer	66,935	66,935(7)	0	*
Barbara Delacour	Administrative Assistant	13,015	13,015 (8)	0	*
Alex Gorchakov	Corporate Secretary	35,398	35,398 (5)
Guy Morel	Former President and COO	28,680	28,680 (9)	0	*

*  Less than 1%.
(1)
Each Selling Shareholder received stock options determined by the compensation committee of our board of directors. Until June 14, 2005, such stock options vested 25% per annum, commencing one year after the grant date of the respective option. On June 14, 2005, the Board modified the vesting conditions under the terms of the plan. The options now vest 100% on the day following the grant date. If any awards under the Plan expire or terminate unexercised, the shares of common stock allocatable to the unexercised or terminated portion of such award shall again be available for award under the Plan.

(2)
The number of shares beneficially owned by the Selling Shareholders includes options to purchase shares of our common stock under the Plan, whether or not exercisable, as of or within 60 days of the date of this prospectus, as well as shares of common stock beneficially owned by the Selling Shareholder.

(3)	Includes options to purchase shares of our common stock under the Plan, whether or not exercisable, as of or within 60 days of the date of this prospectus.

(4)	Assumes the sale of all of the Selling Shareholder’s registered common stock.
(5)	All these shares vested in June 2005.
(6)	56,968 of these shares vested in June 2005.
(7)	9967 of these shares vested in June 2004 and 56,968 vested in June 2005.
(8)	3253 of these shares vested in June 2002. 3254 of these shares vested in each of June 2003, June 2004 and June 2005.
(9)	14,340 of these shares vested in each of June 2002 and June 2003.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the Selling Shareholders or their pledgees, donees, transferees or other successors-in-interest as a gift, partnership distribution or other non-sale-related-transfer after the date of this prospectus, who may sell the shares from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

o	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
o	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o	in privately negotiated transactions.

Certain Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with certain Selling Shareholders. Certain Selling Shareholders may also sell the shares short and redeliver the shares to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

Certain Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares, pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. In such cases, usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

The common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act on Form 8-A (File No. 001-10231) filed with the Commission on April 20, 1989 and a description of the common stock is contained in the Exchange Act registration statement which has been filed with the Commission.

EXPERTS

The consolidated financial statements of MC Shipping as of December 31, 2005 and for each of the fiscal years in the three year period ended December 31, 2005 are incorporated herein by reference from MC Shipping’s annual report on Form 10-K for the year ended December 31, 2005, in reliance upon the report of Moore Stephens Hays LLP, independent auditors, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. We began filing documents with the Commission electronically on November 12, 2002. Our filings with the Commission are also available to the public from commercial document retrieval services. Some of our filings are available at http://www.mcshipping.com.

Our common stock is listed on the American Stock Exchange. Reports and other information concerning MC Shipping may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

We filed a registration statement on Form S-8 to register with the Commission the shares of common stock offered by this prospectus. This document is part of that registration statement and constitutes a prospectus of MC Shipping. As permitted by Commission rules, this document does not contain all the information you can find in the registration statement or exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or a document subsequently filed by us. The following documents (which contain important information about us and our financial performance) have been filed by the Registrant with the Commission pursuant to the Exchange Act, as applicable, and are incorporated by reference herein and shall be deemed to be a part hereof:

(a)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed March 17, 2006, which contains audited financial statements for the most recent fiscal year for which statements have been filed.

(b)  The description of the Registrant's common stock contained in the Registrant's registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 20, 1989, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and made a part hereof from their respective dates of filing.

Copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document, are available from us, at no cost, by writing or telephoning us at:

MC Shipping Inc.
24, avenue de Fontvieille
98000 Monaco
+ (377) 9205 9404
Attn: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of that document, regardless of the time of delivery of this prospectus or of any sale of shares of common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed by the Registrant with the Commission pursuant to the Exchange Act, as applicable, are incorporated by reference herein and shall be deemed to be a part hereof:

1.  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed March 17, 2006.

2.  The description of the Registrant's common stock contained in the Registrant's registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 20, 1989, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

The common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act on Form 8-A (File No. 001-10231) filed with the Commission on April 20, 1989 and a description of the common stock is contained in the Exchange Act registration statement which has been filed with the Commission.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of MC Shipping as of December 31, 2005 and for each of the three years in the period ended December 31, 2005 are incorporated herein by reference from MC Shipping’s annual report on Form 10-K for the year ended December 31, 2005, in reliance upon the report of Moore Stephens Hays LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article III of the Registrant’s Articles of Incorporation, as amended, provides as follows:

"The purpose of the Corporation is to engage in the following activities:

((1) through (13) omitted)

"(14) To indemnify any person to the full extent permitted by Section 6.13 of the Business Corporation Act, as now or hereafter amended, restated or recodified or as otherwise permitted by law by action of its Board of Directors without the authorization of the Shareholders, whether or not one or more of the directors voting for such indemnification constitute or are included among the parties indemnified; and to purchase and maintain insurance for any such person against any liability asserted against him and incurred by him, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the aforesaid Section 6.13."

Section 6.13 of the Business Corporation Act of Liberia provides as follows:

"1.  Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

"2.  Actions by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

"3.  When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 or 2, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

"4  Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

"5.  Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section."

"6.  Other rights of indemnification unaffected.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

"7.  Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who as ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such persons."

The Registrant’s By-Laws contain provisions to implement the foregoing Section 6.13.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

The securities that are to be reoffered or resold pursuant to this Registration Statement were issued pursuant to our 2001 Stock Option Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

ITEM 8.	EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to the exhibit table in Item 601 of Regulation S-K):

Exhibit No.	Description

5.1	Opinion of Holland & Knight LLP as to the legality of the Registrant's common stock.

10.1	2001 Stock Option Plan.

23.1	Consent of Holland & Knight LLP (included in the Opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Moore Stephens Hays LLP, independent registered public accounting firm.

24.1	Power of Attorney (set forth on the signature page hereof).

ITEM 9.	UNDERTAKINGS

(1)    The Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)    The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of MC Shipping Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Principality of Monaco, on March 24, 2006.

MC SHIPPING INC.

By:/s/ ANTONY S. CRAWFORD

Name: Antony S. Crawford
Title: President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London in the United Kingdom on March 24, 2006.

MC SHIPPING INC. 2001 STOCK OPTION PLAN

By:/s/ CHRISTOPHER EDWARDS

Name: Christopher Edwards
Title: Director of Marine Legal Services Ltd.

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Antony Crawford and John Blankley and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURE	TITLE	DATE
/s/ ANTONY S. CRAWFORD	President, Chief Executive Officer	March 24, 2006
Antony S. Crawford

/s/ DOMINIQUE SERGENT	Chief Financial Officer (Principal Accounting Officer)	March 24, 2006
Dominique Sergent

/s/ CHARLES B. LONGBOTTOM	Chairman of the Board of Directors	March 24, 2006
Charles B. Longbottom

/s/ JOHN H. BLANKLEY	Director	March 24, 2006
John H. Blankley

/s/ TULLIO BIGGI	Director	March 24, 2006
Tullio Biggi

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Holland & Knight LLP as to the legality of the Registrant's common stock.

10.1	2001 Stock Option Plan.

23.1	Consent of Holland & Knight LLP (included in the Opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Moore Stephens Hays LLP, independent registered public accounting firm.

24.1	Power of Attorney (set forth on the signature page hereof).